Exhibit 99.01

Immersion Announces Receipt of NASDAQ Notification Letter

SAN JOSE, Calif.--(BUSINESS WIRE)--November 17, 2009--Immersion Corporation (NASDAQ:IMMR) today announced that on November 11, 2009, it received a letter from the NASDAQ Stock Market (“NASDAQ”) stating that Immersion violated NASDAQ Marketplace Rule 5250(c)(1) as a result of its delayed filing of its Quarterly Report on Form 10-Q for the period ended September 30, 2009.

Immersion has 60 calendar days, or until January 11, 2010, to submit to NASDAQ a plan to regain compliance with the NASDAQ listing rules. Immersion intends to submit a plan to regain compliance within this 60-day period. If NASDAQ accepts Immersion’s plan, Immersion will have until February 8, 2010 to regain compliance. If NASDAQ does not accept Immersion’s plan, Immersion will have the opportunity to appeal that decision to the Hearings Panel.

Forward-looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.

All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including the statement regarding Immersion’s intention to submit a plan to regain compliance, the statement regarding Immersion’s expectations regarding regaining compliance with NASDAQ rules, and any statements or assumptions underlying any of the foregoing. Immersion’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion’s business, which include, but are not limited to, those risks resulting from Immersion’s ongoing analysis of Immersion’s accounting method regarding revenue recognition; other accounting adjustments that may result from review of Immersion’s financial statements for the periods in question; Immersion’s ability to timely file any required amended periodic reports reflecting any restated financial statements; the ramifications of Immersion’s potential inability to timely file required reports; potential claims and proceedings relating to such matters, including stockholder litigation and action by the SEC or other governmental agencies; negative tax or other implications for Immersion resulting from the accounting adjustments; and other factors. Many of these risks and uncertainties are beyond the control of Immersion.

For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in our most current Form 10-Q, which is on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect our beliefs and predictions as of the date of this release. We disclaim any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.

Immersion and the Immersion logo are trademarks of Immersion Corporation in the United States and other countries. All other trademarks are the property of their respective owners.

(IMMR – C)

CONTACT:
The Blueshirt Group
Alex Wellins, +1-415-217-5861
alex@blueshirtgroup.com